E Exhibit 10.64

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of the __8___ day of June, 2016 (the “Effective Date”), by and between EPT MAD RIVER, INC., a Missouri corporation (“Landlord”) and MAD RIVER MOUNTAIN, INC., a Missouri corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are parties to that certain Lease Agreement dated as of November 17, 2005 (the “Original Lease”) wherein Landlord leased to Tenant and Tenant leased from Landlord certain premises located on real property in the Village of Valley Hi, Logan County, Ohio, as more particularly described in the Original Lease.

B.The Original Lease was modified and amended pursuant to that certain First Amendment to Lease Agreement dated June 30, 2006 and that certain Second Amendment to Lease Agreement dated December 1, 2014 (as further amended by this Amendment, collectively referred to herein as the “Lease”).

C.On or about September 16, 2015, portions of the Leased Premises, consisting of the base lodge, existing office building, ticketing building and adaptive learning building, were damaged by fire and rendered unuseable (the “Casualty Event”), however, notwithstanding the Casualty Event, Tenant continued to fully operate on the Leased Premises and perform its obligations under, and in accordance with, the Lease, including, without limitation, the payment of Rent.

D.Landlord and Tenant are in the process of obtaining insurance proceeds from Tenant's insurers from which Tenant will use to construct the Tenant Improvements (hereinafter defined) on the Leased Premises, the costs of which will exceed the anticipated amount of insurance proceeds to be made available from Tenant's insurers and Landlord is willing to provide funding to Tenant to undertake development and construction of the Tenant Improvements as provided in this Amendment.

E.Landlord and Tenant desire to enter into this Amendment to modify the terms of the Lease as set forth below.

NOW, THEREFORE, in consideration of the above recitals, the terms, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1. Defined Terms. Defined terms not otherwise defined herein shall have the meaning given to such term in the Lease.
2. Incorporation of Recitals. The foregoing recitals are hereby incorporated herein by reference.
3. Tenant Improvements.

a. Tenant Improvements.  Tenant desires to construct certain improvements and the performance of certain work upon the Leased Premises, including the (i) demolition of the old base lodge, existing office building, ticketing building, and adaptive learning building, (ii) development and construction of a new base lodge, (iii) construction of a sidewalk to the rental facility from the new base lodge, and (iv) addition of traffic pattern lighting, all as described on Exhibit A, attached hereto and incorporated herein by reference (collectively, the “Tenant Improvements”), which shall be performed by Tenant pursuant to the terms of the Lease and this Amendment.  The Tenant Improvements shall at all times fully comply with all applicable federal, state and municipal laws, ordinances, regulations, codes and other governmental requirements now or hereafter in force and Tenant shall, at Tenant's sole cost and expense, take all actions now or hereafter necessary to ensure such compliance.

b. Construction of Tenant Improvements.  Within ten (10) days after the date hereof, Tenant shall cause delivery to Landlord, for Landlord’s review and approval two sets of blueline prints describing the Tenant Improvements (the “Preliminary Plans”) along with a draft budget for all of the Tenant Improvements (the “Budget”).  Within ten (10) business days after receipt of Tenant’s Preliminary Plans and the Budget, the Landlord will review the Preliminary Plans and the Budget and reply, either “approving”, “approving with notations” or “disapproving” the same.  Landlord’s approval shall not be unreasonably withheld,  conditioned or delayed.  If the Preliminary Plans or the Budget (or any portions of either) are rejected by the Landlord for any reason, the Preliminary Plans or Budget, as the case may be, must be corrected and re-submitted until fully approved by Landlord and Tenant.  The Preliminary Plans, as submitted to, and approved by, Landlord are hereinafter referred to as the “Final Plans”.  Landlord’s review of the Preliminary Plans and the Final Plans as set forth herein shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality design, code compliance or other like matters, and Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Preliminary Plans or the Final Plans.  Tenant shall retain a general contractor approved by Landlord (the “General Contractor”) pursuant to a construction contract in form approved by Landlord (the “Construction Contract”), whereby the General Contractor is required to construct the Tenant Improvements in accordance with the Final Plans and the Construction Contract.  Tenant shall cause Landlord to be recognized as an expressly intended third party beneficiary of the Construction Contract and to require the General Contractor to execute with respect to the Construction Contract an Acknowledgement of Third Party Beneficiary which is substantially in the form attached hereto as Exhibit A.

c. Payment of Tenant Improvements.  Tenant shall cooperate with Landlord and cause all available insurance proceeds made available to Tenant or Landlord arising from the Casualty Event (collectively, the “Insurance Proceeds”) to be delivered to Landlord and disbursed as part of the Tenant Improvement Allowance (hereinafter defined).  In addition to the Insurance Proceeds, Landlord shall provide Tenant with an additional improvement allowance in excess of the Insurance Proceeds (the “Landlord Contribution”) for Tenant's expenses incurred in the construction of the Tenant Improvements on the Leased Premises (the Landlord Contribution together with the Insurance Proceeds shall hereinafter be referred to as the “Tenant Improvement Allowance”).  The Landlord Contribution shall be an amount equal to the lesser of (i) the actual costs of the Tenant Improvements on the Leased Premises in excess of the Insurance Proceeds, or (ii) $2,700,000.00.  The Tenant Improvement Allowance shall only be used for the Tenant Improvements as defined in this Amendment and shall not be used to fund any of Tenant's Property or any other furniture, fixtures and equipment without Landlord's consent in its sole judgement. Landlord shall disburse the Tenant Improvement Allowance in accordance with the following requirements:

i.

The parties shall instruct General Contractor, other equipment vendors and all third parties submitting bills or invoices relating to the Tenant Improvements to submit their bills or invoices to Tenant, who will prepare payment requests and submit the same in writing to Landlord for Landlord's approval.

ii.

Upon Landlord's approval of any payment request, Landlord shall pay directly to the payees identified in such payment request, funds equal to the requested funds (or such portion thereof approved by Landlord), until Landlord has disbursed the entirety of the Tenant Improvement Allowance; provided, however, in the event any portion of the Insurance Proceeds have not been received by Landlord and the then current balance of the Tenant Improvement Allowance is not sufficient to satisfy a payment request, Landlord may pay such payment request in excess of the Tenant Improvement Allowance, in Landlord's sole and absolute discretion, and then use any subsequent Insurance Proceeds to reimburse Landlord for such excess expenditures above and beyond the Landlord Contribution, or bill same directly to Tenant which Tenant shall pay to Landlord within fifteen (15) days after receipt of same from Landlord.  In the event of a payment to the account of Tenant, Tenant shall then make payments in accordance with the request, and shall send to Landlord proof of payment in form reasonably requested by Landlord.

d. Payment Request Documentation. The following documentation shall be provided by or on behalf of Tenant in connection with any payment request for the Tenant Improvements:
i.	Copy of AIA G702 Application and Certificate for Payment form and AIA G703 Continuation Sheet signed by General Contractor and architect;
ii.

Copies of invoices from various contractors and/or subcontractors to match total amount reflected on each AIA G702 and AIA G703 forms that are submitted.  Invoices greater than $5,000 should also be accompanied by conditional (for amounts to be paid) and unconditional (for amounts already paid) lien waivers if progress billings are involved, with a final unconditional lien waiver when the job is completed;

iii.	Copy of open invoices to be paid;
iv.

Upon the final payment request, (a) certificate of occupancy, (b) certificate of Substantial Completion from Tenant's architect (on AIA form), (c) as-built plans detailing the building, site work, and site work utilities if materially different from the Final Plans, (d) copies of any and all warranties from Tenant's contractors and suppliers, and (e) copies of any and all operations and maintenance manuals related to the Leased Premises;

v.	Any documentation required to be furnished by the General Contractor pursuant to the Construction Contract; and
vi.

For each payment request for any portion of the Tenant Improvements not made, pursuant to (ii) above, on AIA G702 and AIA G703 forms:  a certification from Tenant and each contractor, subcontractor, or other vendor or supplier with respect to which payment is requested, in a form reasonably acceptable to Landlord, confirming the identification of each subcontractor or sub-vendor or sub-supplier contributing labor, materials or supplies in connection with such portion of the Tenant Improvements, together with conditional (for amounts to be paid) and unconditional (for amounts already paid) lien waivers if progress billings are involved, and final unconditional lien waivers when the job is completed, for all invoices greater than $5,000.

e. Timing for Payment Requests.  With respect to payment requests by Tenant or by the General Contractor, provided that an application for payment is received by Landlord on or before the last day of a given month, Landlord shall pay the amount due (recognizing that the “amount due” does not include retainage which may be withheld under the Construction Contract) directly to the General Contractor on or before the 15th day of the next month (unless otherwise provided in the Construction Contract).

f. Title to Tenant Improvements.  Any and all Tenant Improvements which may be made in or upon the Leased Premises shall become the property of Landlord and remain upon and be surrendered with the Leased Premises at the expiration of the Term without compensation to Tenant.

g. No Setoff. No portion of the Tenant Improvement Allowance shall be allowed as a setoff against Rent or other charges owing to Landlord by Tenant.

h. Liens.  Tenant shall keep the Leased Premises and any interest therein, free and clear of all mechanics' liens and all other liens. Tenant shall give Landlord immediate, written notice of any lien filed against the Leased Premises, or any interest therein related to or arising from work performed by or for Tenant. If Tenant shall in good faith contest the validity of any such lien, claim or demand in connection with the Tenant Improvements, then Tenant, at its sole expense, shall defend, indemnify, protect and hold the Leased Premises and Landlord harmless against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against Tenant, Landlord, or the Leased Premises.  Upon Landlord's request, Tenant shall furnish to Landlord a corporate surety bond, satisfactory to Landlord, in an amount equal to one and one-half (1 1/2) times the amount of any such contested lien, claim or demand, indemnifying Landlord and Tenant from liability for any such lien, claim or demand and holding the Leased Premises free and harmless from and against the effect of any such lien, claim or demand and causing the release and reconveyance of said lien from the Leased Premises.  In addition, Landlord shall have the right to require that Tenant pay Landlord's attorneys' fees and disbursements, court costs and other costs in defending any such action if Landlord is named as a party to any such action, the lien encumbers any portion of the Leased Premises or if Landlord elects to defend any such action or lien.

i. Suspension of Tenant Improvement Allowance.  In no event shall Landlord be obligated to disburse any portion of the Tenant Improvement Allowance if Tenant is in arrears with regard to any Rent or other charges which might be due or owing, or otherwise in default under the Lease.

4. Amendment of Section 2(A) of the Original Lease.  Effective as of December 1, 2016, the definition of Percentage Rate in Section 2(A) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Percentage Rate” shall mean 33%.

5. Amendment of Section 1(B)(1) of the Rent and Expense Rider to the Original Lease.  Effective as of December 1, 2016, Section 1(B)(1) of the Rent and Expense Rider to the Original Lease is hereby deleted in its entirety and replaced with the following:

“(1)In addition to the Annual Fixed Rent, Tenant shall pay Landlord as percentage rent (the “Annual Percentage Rent”) an amount for each Lease Year equal to the Percentage Rate multiplied by the Gross Receipts for such Lease Year in excess of $7,400,000.00 (“Base Amount”); provided, however, Annual Percentage Rent shall not exceed in any Lease Year, an amount equal to twenty percent (20%) of the Landlord Contribution.  For purposes of example only, assume that the Landlord Contribution is $2,500,000.00 and that the Gross Receipts for the applicable Lease Year is $9,000,000.00.  Under this example, the Annual Percentage Rent would be equal to the Percentage Rate (33%) multiplied by $1,600,000.00 (which equals the amount by which the Gross Receipts for the applicable Lease Year exceed the Base Amount divided by the Percentage Rate), or $500,000.00 (33% of $1,600,000, but capped at $500,000.00).  Within 60 days following the end of each Lease Year, Tenant shall furnish Landlord with a statement, verified by a corporate officer of Tenant, showing the amount of Gross Receipts for the preceding Lease Year, which statement shall be accompanied by Tenant's payment of Annual Percentage Rent, if any, is due.  Beginning on December 1, 2021 and continuing on every fifth (5th) anniversary thereafter, the Base Amount shall increase by five percent (5%) over the Base Amount in the immediately preceding Lease Year.”

6. Amendment of Section 22(A) of the Original Lease. Section 22(A) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“In General.  So long as Landlord shall not be in default under this Lease, Tenant will, except when prevented from so doing by Force Majeure or by other causes beyond its reasonable control and subject to the provisions of the Articles captioned “Subletting and Assigning,” “Damage Clause,” and “Condemnation” during the Term of this Lease, operate or cause to be operated a ski resort in the Ski Facility (such covenant being herein called “Tenant's Operating Covenant”).”

7. Counterparts.  This Amendment may be executed at different times and in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Amendment.  In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

8. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon Landlord and Tenant and their respective representatives, successors and assigns.

9. Affirmation of Lease.  All other terms and provisions of the Lease that are not specifically modified by this Amendment shall remain in full force and effect, unmodified by the terms of this Amendment.  All references herein or in the Lease to the “Lease” shall mean and refer to the Lease as amended by this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed as of the day and year first above written.

/s/Craig L. Evans _Craig L. Evans_________ Vice Pres/Secretary _____	/s/Stephen Mueller __Stephen Mueller ________ Vice President___________

“Landlord” EPT MAD RIVER, INC., a Missouri corporation By: /s/Craig L. Evans Name: Craig L. Evans Title: Vice Pres/Secretary	“Tenant” MAD RIVER MOUNTAIN, INC., a Missouri corporation By: /s/Stephen Mueller Name: Stephen Mueller Title: Vice President

GUARANTOR’S CONSENT

The undersigned Guarantor of the Lease hereby (i) acknowledges and consents to the terms of the foregoing Amendment, (ii) reaffirms the full force and effect of its Guaranty dated November 17, 2005 (the “Guaranty”), as of the day and year first above written, (iii) agrees that the Guaranty guarantees payment and performance of all Obligations, as defined in the Guaranty, as modified pursuant to this Amendment, and (iv) absolutely, unconditionally and irrevocably guarantees the prompt, full, and faithful performance of all of the terms, covenants and provisions of this Amendment by the Tenant to Landlord and Landlord's successors and assigns, including, but not limited to, the full, prompt and complete performance by the Tenant of all covenants, conditions and provisions in this Amendment required to be performed by the Tenant, including but not limited to the construction and completion of the Tenant Improvements thereunder.

PEAK RESORTS, INC.,

a Missouri corporation

By:        /s/Stephen Mueller

Name:   Stephen Mueller

Title:     Vice President

Exhibit A

Acknowledgement of Third Party Beneficiary

This Acknowledgment of Third Party Beneficiary is executed this ____________ day of __________________, 20__, by ______________________ ("General Contractor"), a contractor retained by Mad River Mountain, Inc., a Missouri corporation ("Tenant") to perform certain work and services for EPT Mad River, Inc., a Missouri corporation (together with its successors and assigns, collectively, "Landlord") and Tenant relating to the construction of a new ski area base lodge and related improvements on that certain tract of real estate at Mad River Mountain Ski Resort in Bellefountaine, Ohio (the "Project").  In consideration of the contract(s) between Tenant and General Contractor (the "Construction Contract"), relating to construction of such improvements and construction and performance of such site improvement work and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, General Contractor agrees as follows:

General Contractor acknowledges and agrees that General Contractor is responsible to complete the Work required by the Construction Contract in accordance with the terms thereof, in accordance with the plans and specifications for the Project, and in compliance with all applicable codes, ordinances and laws.

General Contractor acknowledges that the Project is being performed for the benefit of Landlord and Tenant.  In addition, General Contractor hereby acknowledges and agrees that Landlord is an expressly intended third-party beneficiary of the Construction Contract.  General Contractor agrees that Landlord's status as an intended third-party beneficiary does not constitute or create a contractual relationship between Landlord and General Contractor and does not allow General Contractor to enforce the Construction Contract directly against Landlord.  However, General Contractor agrees that as an intended third-party beneficiary, Landlord shall have the right to enforce the terms of the Construction Contract directly against General Contractor, without accepting any assignment of the Construction Contract, and that in such event Landlord shall be entitled to full and direct performance from General Contractor of the Construction Contract and all warranties provided therein.  Specifically, in this regard, General Contractor acknowledges and agrees that it shall be directly and fully responsible to Landlord for the work and services provided by General Contractor on the Project and for all non-conformities, defects or deficiencies in such work and services provided by General Contractor for the Project.  In addition, General Contractor hereby agrees that all indemnities and insurance coverages procured by General Contractor under the Construction Contract shall include and run to the benefit of Landlord and its agents, employees, officers and servants.

____________________________________,
a __________________________________

By:

Print Name: __________________________

Title:________________________________

                                                                                                            dwwww